Exhibit 99.1

BioDelivery Sciences Int., Inc.	L. G. ZANGANI, LLC

NASDAQ: BDSI	Nine Main Street, Flemington, NJ 08822
(908) 788-9660 Fax: (908) 788-4024
E-mail: office@zangani.com

Web site: http://www.zangani.com

For Release:	IMMEDIATELY

Contact:	Francis E. O’Donnell, Jr., M.D	Leonardo Zangani
	President and CEO	L.G. Zangani, LLC
	973-972-0015	908-788-9660

NEWS RELEASE

BioDelivery Sciences International, Inc. Announces $4M Credit Facility

NEWARK, NJ, August 3, 2004 – BioDelivery Sciences International (NASDAQ: BDSI, BDSIW) announced today that it has agreed to enter into a credit facility of up to $4 million (the “Facility”) with Hopkins Capital Group II, LLC (“HCG II”), an affiliated entity of BDSI, which is controlled and partially-owned by Dr. Francis E. O’Donnell, Jr., BDSI’s Chairman and CEO. The Facility allows BDSI to make drawdowns when needed, and Facility proceeds may be used by BDSI in its discretion, including for general corporate purposes. All debt funded from time to time under the Facility will have a stated maturity of March 31, 2006. BDSI will be obligated to pay interest at the prime rate per annum on the aggregate amount of principal outstanding under the Facility. Pursuant to the terms of the Facility, HCG II may convert, at maturity of the Facility or thereafter, any amount of principal and accrued interest outstanding under the Facility into shares of BDSI common stock at $4.25 per share. The Facility will be subordinate to BDSI’s existing funded debt.

Chairman and CEO Dr. Francis E. O’Donnell, Jr., who is also Managing Partner of The Hopkins Capital Group, the sponsor of HCG II, stated “As the controlling stockholder of BDSI, we are pleased to provide supplemental funding to support BDSI’s drug delivery nanotechnology. In addition to enabling oral delivery of injectables, the technology may provide for cell-targeted delivery which boosts efficacy while reducing toxicity.”

In addition to the Facility, BDSI also announced that it has received or will soon be receiving additional capital up to approximately $275,000 as a result of the exercise by certain members of BDSI’s board of directors of previously issued options to purchase common stock. The exercising board members have agreed not to sell the shares received upon exercise for a minimum of six months and otherwise in compliance with applicable law and company policy.

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize a patented delivery technology, the Bioral™ nanocochleate technology, designed for a potentially broad base of pharmaceuticals, vaccines, over-the-counter drugs, and nutraceuticals and, through its subsidiary, Bioral Nutrient Delivery, LLC, micronutrients in processed foods and beverages and personal care products.

HCG II is an affiliate of The Hopkins Capital Group, LLC (HCG), a private equity fund specializing in healthcare investing. The founder and managing partner, Frank E. O’Donnell, Jr., M.D. is a graduate of the accelerated M.D. program and the Wilmer Ophthalmological Institute of the Johns Hopkins University School of Medicine.

HCG specializes in early-stage investments in disruptive innovations in healthcare. Unlike institutional venture capital funds, HCG provides capital with a timeline expectation of typically five to 10 years. The group typically acquires a controlling interest and leverages its experience, human resources, technology access in other portfolio companies, and commercialization assets to enhance the likelihood of success. The Hopkins Capital Group is not a part of or affiliated with the Johns Hopkins University.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause the Company’s results to differ. Factors that may cause such differences include, but are not limited to, the Company’s ability to accurately forecast the demand for each of its licensed technology and products associated therewith, the gross margins achieved from the sale of those products and the expenses and other cash needs for the upcoming periods, the Company’s ability to obtain raw materials from its contract manufacturers on a timely basis if at all, the Company’s need for additional funding, uncertainties regarding the Company’s intellectual property and other research, development, marketing and regulatory risks and certain other factors that may affect future operating results and are detailed in the company’s filings with the Securities and Exchange Commission.

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.